Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 10x Genomics, Inc. 2019 Omnibus Incentive Plan and the 10x Genomics, Inc. 2019 Employee Stock Purchase Plan of our reports dated February 12, 2026, with respect to the consolidated financial statements of 10x Genomics, Inc., and the effectiveness of internal control over financial reporting of 10x Genomics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
February 12, 2026